                                                          EXHIBIT 28.3

                          CONSECO, INC.

STOCKHOLDER'S PROXY SOLICITED BY THE BOARD OF DIRECTORS OF CONSECO, INC.

To:  Conseco, Inc.

I appoint Stephen C. Hilbert, Rollin M. Dick and Lawrence W. Inlow, individually and together, as my proxies, with power of substitution, to vote all of my Conseco, Inc. common stock at the Special Meeting of
stockholders of Conseco, Inc. to be held on         , 1994 at   :   p.m.
and at any adjournment or postponement of the meeting.

I have filled in the appropriate boxes on the other side of this card, but in the absence of any instructions from me, my proxies will vote "FOR" Items 1 and 2. My proxies may vote according to their discretion on any other matter which may properly come before the meeting. I may revoke this proxy prior to its exercise.

           Please sign and date the other side of this card.

               (Please fill in the appropriate boxes on the other side)


(continued from the other side)    CONSECO, INC.

PLEASE MARK YOUR CHOICE LIKE THIS [X] IN BLUE OR BLACK INK

[  ]   ___________________   __________
        ACCOUNT NUMBER        COMMON

The Board of Directors recommends that you vote "FOR" Items 1 and 2

ITEM No. 1 - Approval of the issuance of shares of Conseco common stock to stockholders of Kemper Corporation in accordance with the Agreement and Plan of Merger dated as of June 26, 1994, among Conseco, Inc., KC
Acquisition, Inc. and Kemper Corporation.

     /  /  FOR      /  /  AGAINST       /  /  ABSTAIN

ITEM No. 2 - Approval and adoption of an amendment to the Amended and Restated Articles of Incorporation of Conseco, Inc. to change the name of the corporation to Kemper, Inc. upon the effectiveness of the merger of KC Acquisition, Inc. with Kemper Corporation.

     /  /  FOR      /  /  AGAINST       /  /  ABSTAIN

                                   Dated:         , 1994

                                   _____________________
                                        Signature


                                   _____________________
                                        Signature
                                   Please sign exactly as name(s) appear(s) to the left. If acting as an executor, administer, trustee, guardian, etc., you should so indicate in signing. If the stockholder is a corporation, please sign the full corporate name, by duly authorized officer. If shares are held jointly, each stockholder named should sign. Date and promptly return this card in the envelope provided.